EXHIBIT 99.1

             RCG CFO RESIGNS TO PURSUE OTHER BUSINESS OPPORTUNITIES

CHARLOTTE, NC - FEBRUARY 28, 2005 - RCG Companies Incorporated (AMEX: RCG), a diversified travel and leisure company, announced today that its Chief Financial Officer, William W. Hodge, has expressed his intention to leave the company to pursue other business opportunities. The company named Marc E. Bercoon, former CFO of J&C Nationwide, Inc., to assume the responsibilities of CFO.

"I want to thank Bill for his dedication and service to RCG," said Will Goldstein, Chairman of RCG. "We wish Bill the best as he moves on to his next challenge."

Mr. Goldstein added that the Company is fortunate that Marc has joined our team and welcomes him to the Company. Bill will continue with the Company for an interim period to assist in an orderly transition of his responsibilities.

ABOUT RCG COMPANIES INCORPORATED

RCG Companies Incorporated (www.rcgcompanies.com) derives a majority of its revenues from its travel business subsidiaries, FS SunTours, Inc., which delivers leisure- and vacation-travel packages under the SunTrips(R) brand, and Farequest Holdings, Inc., which is a leading online and offline provider of a full range of travel services operating under the name 1-800-CHEAPSEATS (www.1800cheapseats.com). RCG's other wholly owned subsidiary, Logisoft Corp. (www.logisoft.com), operates in the software and information technology services sector.

COMPANY CONTACT:

Bryan Crutchfield
RCG Companies Incorporated
(917) 443-9336
crutch@1800cheapseats.com

Statements in this news release about anticipated or expected future revenue, growth or expressions of future goals or objectives, including statements regarding whether current plans to grow and strengthen the Company's business will be implemented or accomplished, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company as of the date of this release. Any forward-looking statements involve risks and uncertainties, including the risk that the Company will be unable to grow or strengthen its business due to a lack of capital, to fully or effectively integrate all business units or an inability to identify acquisition candidates, and that the Company may not realize anticipated cost savings or revenue growth opportunities associated with the recent acquisition of
1-800-CHEAPSEATS or the pending acquisition of One Travel, if it closes the OneTravel transaction. RCG must raise additional capital to close the acquisition of OneTravel. If RCG is unable to close the OneTravel acquisition, the Company may forfeit its deposit. The Company is also subject to those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, including the Company's historical losses and negative cash flow, its need for additional capital, and that future financing, if available, will dilute the Company's current common stockholders. Additionally, forward-looking statements concerning the performance of the travel and leisure industry are based on current market conditions and risks that may change as the result of certain regulatory, political or economic events, a shift in consumer travel preferences, as well as those risks and uncertainties described in the Company's Securities and Exchange Commission filings, which could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.